Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Taylor Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-100809, 333-153159 and 333-179271 on

Form S-8 and the registration statements Nos. 333-171634, 333-171328, 333-167920, 333-156337 and 333-126864 on Form S-3 of Taylor Capital Group, Inc. of our reports dated March 9, 2012, with respect to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Taylor Capital Group, Inc.

Chicago, Illinois

March 9, 2012